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[LOGO] RSM McGladrey
                                                             RSM MCGLADREY, INC.
                                                    3880 Lemon Street, Suite 100
                                                     Riverside, California 92501
                                                   O 909.248.1805 F 909.680.1729

December 5, 2003

Board of Directors
K-Fed Bancorp
Kaiser Federal Bank
1359 N. Grand Avenue
Covina, California 91724

RE: TAX OPINION CONCERNING CONSEQUENCES OF THE INITIAL PUBLIC STOCK OFFERING OF K-FED BANCORP UNDER THE CALIFORNIA CORPORATE TAX LAW

Ladies and Gentlemen:

You have requested our opinion as to certain California Franchise Tax consequences under the California Corporate Tax Law ("CTL") in connection with the proposed initial public stock offering by K-Fed Bancorp, Covina, California (the "Company"). The initial public stock offering is pursuant to a Plan of Stock Issuance (the "Plan") of the Company.

In connection with your request, you have provided us with the Plan adopted by the Board of Directors of the Company on November 22, 2003. You have also furnished us with the Tax Opinion (the "Federal Tax Opinion") of the Law Firm of Jenkens & Gilchrist, a Professional Corporation, dated December 4, 2003, relative to the Federal Income Tax consequences of the Plan.

It is our understanding that although you have the ability to obtain a legal ruling from the California Franchise Tax Board in relation to the California Franchise Tax treatment of the transactions described in the Plan, you have decided not to seek such a ruling.

In accordance with the terms of our engagement, we have fully relied on the Statement of Facts, the Assumptions, and the Opinion contained in the Federal Tax Opinion and did not independently verify any of the facts, interpretations, and opinions contained therein. Capitalized terms used in this opinion that are not otherwise defined shall have the same meaning ascribed to them in the federal opinion.

Note that for purposes of our opinion, the term "California's Corporate Tax Law" (formerly the "California Revenue and Taxation Code") refers only to the Franchise Tax portion of the California's CTL.

OPINION
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The CTL expressly incorporates the Internal Revenue Code with respect to corporate distributions and adjustments. Section 24451 states that "Subchapter C of Chapter 1 of Subtitle A of the Internal Revenue Code, relating to corporate distributions and adjustments, shall apply except as otherwise provided."
Section 23051.5(a)(1) provides that the terms "Internal Revenue Code", "Internal Revenue Code of 1954", or "Internal Revenue Code of 1986" for California purposes mean "Title 26 of the United States Code, including all amendments thereto, as enacted on the specified date for the applicable taxable year as defined in paragraph (1) of subdivision (a) of Section 17024.5." Section 17024.5(a)(1) outlines the versions of the Internal Revenue Code that are adopted for California purposes for specific years.



RSM McGladrey, Inc. is an independent member firm of RSM International, an affiliation of independent accounting and consulting firms.

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Board of Directors
K-Fed Bancorp
Kaiser Federal Bank
December 5, 2003
Page 2

Based on our review of the relevant sections of the CTL, as amended, the regulations promulgated thereunder, cases, rulings and other authorities as well as the facts, assumptions, and opinion provided in the Federal Tax Opinion, it is our opinion that the treatment for the CTL purposes of the transactions described below will conform to the Federal Income Tax treatment as determined in the following CTL provisions:

1. The Company will recognize no gain or loss upon its receipt of money in exchange for the issuance of shares of Company Stock (CTL Section 24942).

2. If the fair market value of the subscription rights to purchase Company Stock is zero, no gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders upon the distribution to them of the nontransferable subscription rights to purchase share of Company Stock. Gain realized, if any, by such persons on the distribution to them of nontransferable subscription rights to purchase shares of Company Stock will be recognized but only in an amount not in excess of the fair market value of such subscription rights. (CLT Section 24451). Such persons will not realize any taxable income as a result of the exercise by them of the nontransferable subscription rights.

If the subscription rights are subsequently found to have a fair market value, income may be recognized by various recipients of the subscription rights (in certain cases, whether or not the rights are exercised) and the Company and/or the Bank may be taxable on the distribution of the subscription rights.

The preceding summary is not intended to be a complete statement of all the tax consequences under the CTL pertaining to the transactions and is limited to the specific statements of consequences under the CTL enumerated in items 1 and 2 above. Our opinion does not address any implications of the transactions for any California tax purposes other than the Franchise Tax. In addition, we do not express an opinion on any Federal, other state, local, or foreign tax consequences, if any, of the transactions.

Our opinion is based upon existing law, the regulations, as well as the administrative and judicial interpretations of the CTL. Administrative positions of the California Franchise Tax Board as well as judicial decisions are subject to change either prospectively or retroactively. This opinion is not binding on the California Franchise Tax Board or the California courts.

We undertake no obligation to update this opinion for changes in facts or law occurring subsequent to the date of this opinion. This opinion is effective upon the issuance of the additional shares of stock.

This opinion letter is issued solely for the benefit of the parties to the Plan, the Eligible Account Holders and Supplemental Eligible Account Holders and those who purchase Company Stock pursuant to the Plan, and no other person or entity may rely hereon without our express written consent. This opinion letter may be filed as an exhibit to the Application for Approval of a Minority Stock Issuance on Form MHC-2 of the Company filed with the OTS, and the Registration Statement on Form S-1 of the Company filed under the Securities Act of 1933, as amended.

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Board of Directors
K-Fed Bancorp
Kaiser Federal Bank
December 5, 2003
Page 3


Furthermore, we consent to the reference to RSM McGladrey, Inc., under the captions "Legal and Tax Opinions" and "Tax Effects of the Stock Offering." In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.



/s/ RSM McGladrey, Inc.